UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano
Camarillo, California 93012

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (805) 388-3700

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 — Other Events

On December 7, 2012, we entered into an underwriting agreement (the “Underwriting Agreement”) with the several Underwriters named in the Underwriting Agreement (the “Underwriters”) for which Needham & Company, LLC is acting as representative, relating to an underwritten public offering of 10,000,000 shares of our common stock, $0.01 par value, at a per share price to the public of $1.75.

Pursuant to the Underwriting Agreement, we granted the Underwriters a 30-day option to purchase up to an additional 1,409,294 shares of common stock.  The public offering closed on December 12, 2012, and we sold to the Underwriters an aggregate of 10,400,000 shares for net proceeds of approximately $16.7 million after deducting the underwriting discount and estimated offering expenses payable by us of approximately $312,500.

On December 19, 2012, the Underwriters exercised their over-allotment option to purchase an additional 251,280 shares of common stock at the public offering price of $1.75 per share, less underwriting discounts and commissions, for total proceeds to us of approximately $412,000.  The closing of the over-allotment option exercise occurred on December 21, 2012.

In the offering, we have sold an aggregate of 10,651,280 shares of common stock for total net proceeds to us of approximately $17.1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITESSE SEMICONDUCTOR CORPORATION

Date: December 21, 2012	By:	/s/ Martin S. McDermut
Martin S. McDermut
Chief Financial Officer